KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

      THIS AGREEMENT, made and entered into as of the 31st day of December, 1999, by and between Banta Corporation, a Wisconsin corporation (hereinafter referred to as the "Company"), and Ronald D. Kneezel (hereinafter referred to as "Executive").

                              W I T N E S S E T H :

      WHEREAS, the Executive is employed by the Company and/or a subsidiary of the Company (collectively, the "Employer") in a key executive capacity and the Executive's services are valuable to the conduct of the business of the Company;

      WHEREAS, the Company recognizes that circumstances may arise in which a change in control of the Company occurs, through acquisition or otherwise, thereby causing uncertainty about the Executive's future employment with the Employer without regard to the Executive's competence or past contributions which uncertainty may result in the loss of valuable services of the Executive to the detriment of the Company and its shareholders, and the Company and the Executive wish to provide reasonable security to the Executive against changes in the Executive's relationship with the Employer in the event of any such change in control;

      WHEREAS, the Company and the Executive are desirous that any proposal for a change in control or acquisition of the Company will be considered by the Executive objectively and with reference only to the best interests of the Company and its shareholders; and

      WHEREAS, the Executive will be in a better position to consider the Company's best interests if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such change in control or acquisition.

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

      1. Definitions.

      (a) Act. For purposes of this Agreement, the term "Act" means the Securities Exchange Act of 1934, as amended.

      (b) Affiliate and Associate. For purposes of this Agreement, the terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations of the Act.

      (c) Beneficial Owner. For purposes of this Agreement, a Person shall be deemed to be the "Beneficial Owner" of any securities:

            (i) which such Person or any of such Person's Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase, or (B) securities issuable upon exercise of Rights issued pursuant to the terms of the Company's Rights Agreement with First Wisconsin Trust Company (n/k/a Firstar Bank, N.A.) dated as of October 29, 1991, as amended from time to time (or any successor to such Rights Agreement), at any time before the issuance of such securities;

            (ii) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule 13D under the Act (or any comparable or successor report); or

            (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in Subsection 1(c)(ii) above) or disposing of any voting securities of the Company.

      (d) Cause. "Cause" for termination by the Employer of the Executive's employment after the Effective Date shall, for purposes of this Agreement, be limited to (i) misappropriation by the Executive of funds of the Employer; (ii) the Executive personally and secretly obtaining profits from dealings with the Employer; (iii) the Executive's unreasonable neglect of, or refusal to perform, his duties or responsibilities (unless significantly changed without the Executive's consent); and (iv) conviction of a serious crime involving moral turpitude.

      (e) Change in Control of the Company. For purposes of this Agreement, a "Change in Control of the Company" shall be deemed to occur if (i) any Person becomes the Beneficial Owner of more than 30% of the outstanding voting stock of the Company, (A) in whole or in part by means of an offer made to the holders of any one or more classes of such voting stock to acquire such shares for cash, securities, other property or any combination thereof, or (B) by any other means; (ii) the Company sells, transfers or assigns all or substantially all of its business and assets; (iii) the Company consolidates with or merges into any other corporation, unless the Company or a subsidiary of the Company is the continuing or surviving corporation; (iv) the Company acquires, whether through purchase, merger or otherwise, all or substantially all of the operating assets or capital stock of another entity and in connection with such acquisition persons are elected or appointed to the Board of Directors of the Company who are not directors immediately prior to such acquisition and such persons constitute a majority of the Board of Directors after such acquisition; or (v) any Person succeeds in electing two or more directors of the Company in any one election in opposition to those nominees proposed by management of the Company.

      (f) Code. For purposes of this Agreement, the term "Code" means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.

      (g) Covered Termination. For purposes of this Agreement, the term "Covered Termination" means any termination of the Executive's employment during the Employment Period where the Termination Date is any date on or prior to the end of such Employment Period.

      (h) Effective Date. For purposes of this Agreement, the term "Effective Date" shall mean the first day on which a Change in Control of the Company occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control of the Company occurs and if the Executive's employment with the Employer is terminated (whether by the Employer, the Executive or otherwise) during the period of 180 days prior to the date on which the Change in Control of the Company occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control of the Company or (ii) otherwise arose in connection with or in anticipation of a Change in Control of the Company, then for all purposes of this Agreement, the term "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

      (i) Employment Period. For purposes of this Agreement, the term "Employment Period" means a period commencing on the Effective Date, and ending at 11:59 p.m. Central Time on the earlier of the third anniversary of such date or the Executive's Normal Retirement Date.

      (j) Good Reason. For purposes of this Agreement, the Executive shall have a "Good Reason" for termination of employment on or after the Effective Date in the event of:

            (i)  any  breach  of  this  Agreement  by  the  Company,   including
      specifically any breach by the Company of its agreements contained in Sections 4, 5 or 6 hereof;

            (ii) the removal of the Executive from, or any failure to reelect or reappoint the Executive to, any of the positions held with the Employer at any time during the 180-day period prior to the Effective Date or any other positions with the Employer to which the Executive shall thereafter be elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint (A) relates to the termination by the Employer of the Executive's employment for Cause or by reason of disability pursuant to Section 12 hereof, or (B) is consented to in writing by the Executive;

            (iii) a good faith determination by the Executive that there has been a significant adverse change, without the Executive's written consent, in the Executive's working conditions or status with the Employer from such working conditions or status in effect during the 180-day period prior to the Effective Date, including but not limited to (A) a significant change in the nature or scope of the Executive's authority, powers, functions, duties or responsibilities, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements; or

            (iv) failure by the Company to obtain the  Agreement  referred to in
      Section 18(a) hereof as provided therein.

      (k) Normal Retirement Date. For purposes of this Agreement, the term "Normal Retirement Date" means "Normal Retirement Date" as defined in the Banta Corporation Employees Pension Plan, or any successor plan, as in effect on the Effective Date.

      (l) Notice of Termination. For purposes of this Agreement, the term "Notice of Termination" means a written notice as contemplated by Section 14 hereof.

      (m) Person. For purposes of this Agreement, the term "Person" shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

      (n) Termination Date. For purposes of this Agreement, except as otherwise provided in Section 10(b) and Section 18(a) hereof, the term "Termination Date" means (i) if the Executive's employment is terminated by the Executive's death, the date of death; (ii) if the Executive's employment is terminated by reason of voluntary early retirement, as agreed in writing by the Company and the Executive, the date of such early retirement which is set forth in such written agreement; (iii) if the Executive's employment is terminated for purposes of this Agreement by reason of disability pursuant to Section 12 hereof, the earlier of thirty days after the Notice of Termination is given or one day prior to the end of the Employment Period; (iv) if the Executive's employment is terminated by the Executive voluntarily (other than for Good Reason), the date the Notice of Termination is given; and (v) if the Executive's employment is terminated by the Company (other than by reason of disability pursuant to Section 12 hereof) or by the Executive for Good Reason, the earlier of thirty days after the Notice of Termination is given or one day prior to the end of the Employment Period. Notwithstanding the foregoing,

      (A) If termination is for Cause pursuant to Section 1(d)(iii) of this Agreement and if the Executive has cured the conduct constituting such Cause as described by the Company in its Notice of Termination within such thirty-day or shorter period, then the Executive's employment hereunder shall continue as if the Company had not delivered its Notice of Termination.

      (B) If the Company shall give a Notice of Termination for Cause or by reason of disability and the Executive in good faith notifies the Company that a dispute exists concerning the termination within the fifteen-day period following receipt thereof, then the Executive may elect to continue his employment during such dispute and the Termination Date shall be determined under this paragraph. If the Executive so elects and it is thereafter determined that Cause or disability (as the case may be) did exist, the Termination Date shall be the earlier of (1) the date on which the dispute is finally determined, either (x) by mutual written agreement of the parties or (y) in accordance with
Section 23 hereof,  (2) the date of
the Executive's death, or (3) one day prior to the end of the Employment Period. If the Executive so elects and it is thereafter determined that Cause or disability (as the case may be) did not exist, then the employment of the Executive hereunder shall continue after such determination as if the Company had not delivered its Notice of Termination and there shall be no Termination Date arising out of such Notice. In either case, this Agreement continues, until the Termination Date, if any, as if the Company had not delivered the Notice of Termination except that, if it is finally determined that the Company properly terminated the Executive for the reason asserted in the Notice of Termination, the Executive shall in no case be entitled to a Termination Payment (as hereinafter defined) arising out of events occurring after the Company delivered its Notice of Termination.

      (C) If the Executive shall in good faith give a Notice of Termination for Good Reason and the Company notifies the Executive that a dispute exists concerning the termination within the fifteen-day period following receipt thereof, then the Executive may elect to continue his employment during such dispute and the Termination Date shall be determined under this paragraph. If the Executive so elects and it is thereafter determined that Good Reason did exist, the Termination Date shall be the earlier of (1) the date on which the dispute is finally determined, either (x) by mutual written agreement of the parties or (y) in accordance with Section 23 hereof, (2) the date of the Executive's death or (3) one day prior to the end of the Employment Period. If the Executive so elects and it is thereafter determined that Good Reason did not exist, then the employment of the Executive hereunder shall continue after such determination as if the Executive had not delivered the Notice of Termination asserting Good Reason and there shall be no Termination Date arising out of such Notice. In either case, this Agreement continues, until the Termination Date, if any, as if the Executive had not delivered the Notice of Termination except that, if it is finally determined that Good Reason did exist, the Executive shall in no case be denied the benefits described in Sections 8(b) and 9 hereof (including a Termination Payment) based on events occurring after the Executive delivered his Notice of Termination.

      (D) If an opinion is required to be delivered pursuant to Section 9(b)(iii) hereof and such opinion shall not have been delivered, the Termination Date shall be the earlier of the date on which such opinion is delivered or one day prior to the end of the Employment Period.

      (E) Except as provided in Paragraphs (B) and (C) above, if the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination within the fifteen-day period following receipt thereof and it is finally determined that the reason asserted in such Notice of Termination did not exist, then (1) if such Notice was delivered by the Executive, the Executive will be deemed to have voluntarily terminated his employment and (2) if delivered by the Company, the Company will be deemed to have terminated the Executive other than by reason of death, disability or Cause.

      2. Termination or Cancellation Prior to the Effective Date. The Employer and the Executive shall each retain the right to terminate the employment of the Executive at any time prior to the Effective Date. In the event the Executive's employment is terminated prior to the Effective Date, this Agreement shall be terminated and cancelled and of no further force and effect and any and all rights and obligations of the parties hereunder shall cease.

      3. Employment Period. If the Executive is employed by the Company or a subsidiary of the Company on the Effective Date, the Company will, or will cause the Employer to, continue thereafter to employ the Executive during the Employment Period, and the Executive will remain in the employ of the Employer, in accordance with and subject to the terms and provisions of this Agreement. Any termination of the Executive's employment during the Employment Period which results in a complete termination of the Executive's employment with the Company and its subsidiaries, whether by the Company or a subsidiary of the Company, shall be deemed a termination by the Company for purposes of this Agreement.

      4. Duties. During the Employment Period, the Executive shall, in the most significant capacities and positions held by the Executive at any time during the 180-day period preceding the Effective Date or in such other capacities and positions as may be agreed to by the Company and the Executive in writing, devote the Executive's best efforts and all of the Executive's business time, attention and skill to the business and affairs of the Employer, as such business and affairs now exist and as they may hereafter be conducted. The services which are to be performed by the Executive hereunder are to be rendered in the same metropolitan area in which the Executive was principally employed during the 180-day period prior to the Effective Date, or in such other place or places as shall be mutually agreed upon in writing by the Executive and the Company from time to time. Without the Executive's consent the Executive shall not be required to be absent from such metropolitan area more than 60 days in any fiscal year of the Company.

      5. Compensation. During the Employment Period, the Executive shall be compensated as follows:

      (a) The Executive shall receive, at reasonable intervals (but not less often than monthly) and in accordance with such standard policies as may be in effect immediately prior to the Effective Date, an annual base salary in cash equivalent of not less than twelve times the Executive's highest monthly base salary for the twelve-month period immediately preceding the month in which the Effective Date occurs (which base salary shall, unless otherwise agreed in writing by the Executive, include the current receipt by the Executive of any amounts which, prior to the Effective Date, the Executive had elected to defer, whether such compensation is deferred under Section 401(k) of the Code or otherwise), subject to upward adjustment as provided in Section 6 hereof (such salary amount as adjusted upward from time to time is hereafter referred to as the "Annual Base Salary").

      (b) The Executive shall receive fringe benefits at least equal in value to those provided for the Executive at any time during the 180-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to executives of the Employer of comparable status and position to the Executive. The Executive shall be reimbursed, at such intervals and in accordance with such standard policies that are most favorable to the Executive which were in effect at any time during the 180-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to executives of the Employer of comparable status and position to the Executive, for any and all monies advanced in connection with the Executive's employment for reasonable and necessary expenses incurred by the Executive on behalf of the Employer, including travel expenses.

      (c) The Executive shall be included, to the extent eligible thereunder (which eligibility shall not be conditioned on the Executive's salary grade or on any other requirement which excludes persons of comparable status and position to the Executive unless such exclusion was in effect for such plan or an equivalent plan immediately prior to the Effective Date), in any and all plans providing benefits for the Company's salaried employees in general, including but not limited to group life insurance, hospitalization, medical, dental, profit sharing and stock bonus plans; provided, that, in no event shall the aggregate level of benefits under such plans in which the Executive is included be less than the aggregate level of benefits under plans of the Company and its subsidiaries of the type referred to in this Section 5(c) in which the Executive was participating at any time during the 180-day period immediately preceding the Effective Date.

      (d) The Executive shall annually be entitled to not less than the amount of paid vacation and not fewer than the number of paid holidays to which the Executive was entitled annually at any time during the 180-day period immediately preceding the Effective Date or such greater amount of paid vacation and number of paid holidays as may be made available annually to other executives of the Company and its subsidiaries of comparable status and position to the Executive.

      (e) The Executive shall be included in all plans providing additional benefits to executives of the Company of comparable status and position to the Executive, including but not limited to deferred compensation, split-dollar life insurance, supplemental retirement, stock option, stock appreciation, stock bonus, long-term incentive compensation (including, without limitation, benefits under the Company's Economic Profit Long-Term Incentive Compensation Plan or any successor thereto (the "Long-Term EP Plan")) and similar or comparable plans; provided, that, in no event shall the aggregate level of benefits under such plans be less than the aggregate level of benefits under plans of the Company of the type referred to in this Section 5(e) in which the Executive was participating at any time during the 180-day period immediately preceding the Effective Date; provided, further, that any financial or other goals that must be satisfied in order to be eligible for an award under any such plan shall be attainable with approximately the same degree of probability as the goals, in the form most favorable to the Executive, under any comparable plan which was in effect at any time during the 180-day period prior to the Effective Date and in view of the Company's existing and projected financial and business circumstances applicable at the time; provided, further, that in the event the financial or other goals are not achieved such that the entire amount of incentive compensation is payable, the plan shall provide for the payment of an amount of incentive compensation equal to a portion of the maximum payout reasonably related to that portion of the goals that were achieved; provided, further, that, in the event a Termination Payment (as defined herein) is otherwise due the Executive and the Executive is not employed for the entire period for which the incentive compensation is payable, payment of incentive compensation under each such plan shall be made on a prorated basis based on the time employed during such period and calculated with the assumption that the "target" award for which the Executive is eligible has been earned; provided, further, that payment of incentive compensation shall not be affected by any circumstance occurring subsequent to the end of the Employment Period, including termination of the Executive's employment; and provided, further, that the Company's obligation to include the Executive in annual bonus or annual incentive compensation plans shall be determined by Subsection 5(f) hereof.

      (f) To assure that the Executive will have an opportunity to earn incentive compensation on an annual basis after the Effective Date, the Executive shall be included in a bonus plan of the Company which shall satisfy the standards described below (such plan, the "Bonus Plan"). Bonuses under the Bonus Plan shall be payable with respect to achieving such financial or other goals reasonably related to the business of the Company as the Company shall establish (the "Goals"), all of which Goals shall be attainable, prior to the end of the Employment Period, with approximately the same degree of probability as the goals under the Company's Economic Profit Incentive Compensation Plan, or the successor to such plan, in the form most favorable to the Executive which was in effect at any time during the 180-day period prior to the Effective Date (the "EP Plan") and in view of the Company's existing and projected financial and business circumstances applicable at the time. The amount of the bonus (the "Bonus Amount") that the Executive is eligible to earn under the Bonus Plan shall be no less than the amount of the Executive's maximum award provided in the EP Plan (such bonus amount herein referred to as the "Target Bonus"), and in the event the Goals are not achieved such that the entire Target Bonus is not payable, the Bonus Plan shall provide for a payment of a Bonus Amount equal to a portion of the Target Bonus reasonably related to that portion of the Goals which were achieved. In the event a Termination Payment is otherwise due the Executive and the Executive is not employed for the entire period for which the Bonus Amount is payable, payment of the Bonus Amount shall be made on a prorated basis based on the time employed during the period and calculated with the assumption that the "target" bonus for which the Executive is eligible has been earned. Payment of the Bonus Amount shall not be affected by any circumstance occurring subsequent to the end of the Employment Period, including termination of the Executive's employment.

      6. Annual Compensation Adjustments. During the Employment Period, the Board of Directors of the Company (or an appropriate committee thereof) will consider and appraise, at least annually, the contributions of the Executive to the Employer, and in accordance with the Company's practice prior to the Effective Date, due consideration shall be given at least annually, to the upward adjustment of the Executive's Annual Base Salary (i) commensurate with increases generally given to other executives of the Employer of comparable status and position to the Executive, and (ii) as the scope of the Employer's operations or the Executive's duties expand.

      7. Termination For Cause or Without Good Reason. If there is a Covered Termination for Cause or due to the Executive's voluntarily terminating his employment other than for Good Reason (any such terminations to be subject to the procedures set forth in Section 14 hereof), then the Executive shall be entitled to receive only Accrued Benefits pursuant to Section 9(a) hereof.

      8. Termination Giving Rise to a Termination Payment. (a) If there is a Covered Termination by the Executive for Good Reason, or by the Company other than by reason of (i) death, (ii) disability pursuant to Section 12 hereof, or
(iii) Cause (any such terminations to be subject to the procedures set forth in Section 14 hereof), then the Executive shall be entitled to receive, and the Company shall promptly pay, Accrued Benefits and, in lieu of further base salary for periods following the Termination Date, as liquidated damages and additional severance pay and in consideration of the covenant of the Executive set forth in
Section 15(a) hereof, the Termination Payment pursuant to Section 9(b) hereof.

      (b) If there is a Covered Termination and the Executive is entitled to Accrued Benefits and the Termination Payment, then the Executive shall be entitled to the following additional benefits:

            (i) The Executive will be entitled to pension benefits in addition to the most favorable benefits provided for him under any version of the Company's Employees Pension Plan and the Company's Supplemental Retirement Plan (or any successors to such plans) in effect at any time during the 180-day period prior to the Effective Date (the "Retirement Plans"). The amount of additional pension benefits will be equal to the difference between the amount the Executive (or in the event of the Executive's death, the Executive's surviving spouse or other beneficiary) would be actually entitled to receive upon retirement under the terms and conditions of the Retirement Plans and the amount the Executive (or such surviving spouse or beneficiary) would have been entitled to receive under such terms and conditions if (A) the Executive's benefits under the Retirement Plans had been fully vested on the Termination Date and (B) (1) if the Executive is 50 years of age or less on the Termination Date the Executive had continued to work for the remainder of the Employment Period or (2) if the Executive is over 50 years of age on the Termination Date he had continued to work until his 65th birthday, in each case at a rate equal to the Executive's Annual Cash Compensation (as defined herein); provided, however, that in no event will the assumed period of continued employment extend beyond the date on which the Executive elects to begin receiving the additional pension benefits. The Executive shall be entitled to elect to receive his additional pension benefits in any form (e.g. joint and survivor) that would have been available to him under the terms and conditions of the Retirement Plans and (subject to reduction, if any, under such terms) at any time after he has attained the age at which early retirement is permitted. In addition, if the Executive starts to receive his additional pension benefits before the earliest date on which he is eligible for unreduced Social Security benefits, the Executive will receive an amount equal to the difference between his estimated unreduced Social Security benefit and the actual Social Security benefit to which he is entitled on the date of such commencement, payable until he attains the age when he is eligible for unreduced benefits.

            (ii) Until the earlier of the end of the Employment Period or such time as the Executive has obtained new employment and is covered by benefits which in the aggregate are at least equal in value to the following benefits, the Executive shall continue to be covered, at the expense of the Company, by the most favorable life insurance, hospitalization, medical and dental coverage provided to the Executive and the Executive's family during the 180-day period immediately preceding the Effective Date or, if more favorable to the Executive, the coverage in effect generally at any time thereafter for executives of the Employer of comparable status and position to the Executive and their families.

            (iii) The Executive shall be entitled to receive at the same time that the Termination Payment is made all amounts then credited to the Executive's account in the "Bonus Banks" under both the EP Plan and the Long-Term EP Plan. Such amounts so paid out shall not be subject to future forfeiture.

            (iv) The Company shall bear up to $10,000 in the aggregate of fees and expenses of consultants and/or legal or accounting advisors engaged by the Executive to advise the Executive as to matters relating to the computation of benefits due and payable under Section 9(b).

            (v) The Executive shall receive, at the expense of the Company, outplacement services, on an individual basis at a level of service commensurate with the Executive's status with the Employer immediately prior to the Effective Date (or, if higher, immediately prior to the termination of the Executive's employment), provided by a nationally recognized executive placement firm selected by the Company; provided that the cost to the Company of such services shall not exceed 15% of the sum of the Executive's Annual Base Salary and most recent annual bonus award (determined on an annualized basis for any bonus award paid for a period of less than one year).

      9. Payments Upon Termination.

      (a) Accrued Benefits. For purposes of this Agreement, the Executive's "Accrued Benefits" shall include the following amounts, payable as described herein: (i) all base salary for the time period ending with the Termination Date; (ii) reimbursement for any and all monies advanced in connection with the Executive's employment for reasonable and necessary expenses incurred by the Executive on behalf of the Employer for the time period ending with the Termination Date; (iii) any and all other cash earned through the Termination Date and deferred at the election of the Executive or pursuant to any deferred compensation plan then in effect; (iv) a lump sum payment of the bonus or incentive compensation with respect to the portion of any year or period in which the termination occurs calculated on a pro rata basis (assuming an award equal to the average of the awards (determined on an annualized basis for any award paid for a period of less than one year and excluding any year or period for which the Executive did not participate in the plan in question) paid to the Executive for the three immediately preceding fiscal years or periods, but in no event shall such assumed award level be less than the "target" level for the then current fiscal year or period) under all bonus or incentive compensation plan or plans in which the Executive is a participant; and (v) all other payments and benefits to which the Executive (or in the event of the Executive's death, the Executive's surviving spouse or other beneficiary) may be entitled as compensatory fringe benefits or under the terms of any benefit plan of the Company, including severance payments under the Company's severance policies and practices in the form most favorable to the Executive which was in effect at any time during the 180-day period prior to the Effective Date. Payment of Accrued Benefits shall be made promptly in accordance with the Company's prevailing practice with respect to Subsections 9(a)(i), (ii) and (iii) or, with respect to Subsections 9(a)(iv) and (v), pursuant to the terms of the benefit plan or practice establishing such benefits.

      (b) Termination Payment.

            (i) The Termination Payment shall be an amount equal to (A) the Executive's Annual Base Salary plus (B) an amount equal to the sum of the highest (x) annual bonus award (determined on an annualized basis for any bonus award paid for a period of less than one year and excluding any year for which the Executive did not participate in any bonus plan) and (y) long-term cash incentives earned with respect to, or, if more favorable to the Executive, paid to (or deferred by) the Executive in, any one fiscal year with respect to the three fiscal years preceding the Termination Date (the aggregate amount set forth in (A) and (B) hereof shall hereafter be referred to as "Annual Cash Compensation"), times (C) three (3). The Termination Payment shall be paid to the Executive in cash equivalent ten (10) business days after the Termination Date. Such lump sum payment shall not be reduced by any present value or similar factor, and the Executive shall not be required to mitigate the amount of the Termination Payment by securing other employment or otherwise, nor will such Termination Payment be reduced by reason of the Executive securing other employment or for any other reason. The Termination Payment shall be in addition to any other severance payments to which the Executive is entitled under the Company's severance policies and practices in the form most favorable to the Executive which were in effect at any time during the 180-day period prior to the Effective Date.

            (ii) Notwithstanding any other provision of this Agreement, if any portion of any payment under this Agreement, or under any other agreement with or plan of the Company (in the aggregate "Total Payments"), would constitute an "excess parachute payment," the Company shall pay the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of any excise tax imposed under Section 4999 of the Code, any interest charges or penalties in respect of the imposition of such excise tax (but not any federal, state or local income tax, or employment tax) on the Total Payments, and any federal, state and local income tax, employment tax, and excise tax upon the payment provided for by this Subsection 9(b)(ii), shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's domicile for income tax purposes on the date the Gross-Up Payment is made, net of the reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

            (iii) For purposes of this Agreement, the terms "excess parachute payment" and "parachute payments" shall have the meanings assigned to them in Section 280G of the Code (or any successor provision) and such "parachute payments" shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) of the Code (or any successor provision). Promptly following delivery of the Notice of Termination or notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment as defined in Section 280G of the Code, the Executive and the Company, at the Company's expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel ("National Tax Counsel") selected by the Company's independent auditors and acceptable to the Executive, which opinion sets forth (i) the amount of the Base Period Income, (ii) the amount and present value of Total Payments, (iii) the amount and present value of any excess parachute payments, and (iv) the amount of any Gross-Up Payment. As used in this Agreement, the term "Base Period Income" means an amount equal to the Executive's "annualized includible compensation for the base period" as defined in Sections 280G(d)(1) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code (or any successor provisions), which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive. The opinion of National Tax Counsel shall be dated as of the Termination Date and addressed to the Company and the Executive and shall be binding upon the Company and the Executive. If such National Tax Counsel so requests in connection with the opinion required by this Subsection 9(b), the Executive and the Company shall obtain, at the Company's expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Section 280G of the Code and the regulations thereunder. Within five (5) days after the National Tax Counsel's opinion is received by the Company and the Executive, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Executive such amounts as are then due to the Executive under Subsection 9(b)(ii).

            (iv) In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Total Payments or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by Executive, appropriate adjustments shall be made under this Agreement such that the net amount which is payable to the Executive after taking into account the provisions of Section 4999 of the Code shall reflect the intent of the parties as expressed in this Section 9, in the manner determined by the National Tax Counsel.

            (v) The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Subsection 9(b), except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

      10. Death. (a) Except as provided in Section 10(b) hereof, in the event of a Covered Termination due to the Executive's death, the Executive's estate, heirs and beneficiaries shall receive all the Executive's Accrued Benefits through the Termination Date.

      (b) In the event the Executive dies after a Notice of Termination is given
(i) by the Company or (ii) by the Executive for Good Reason, the Executive's estate, heirs and beneficiaries shall be entitled to the benefits described in
Section 10(a) hereof and, subject to the provisions of this Agreement, to such Termination Payment as the Executive would have been entitled to had the Executive lived. For purposes of this Subsection 10(b), the Termination Date shall be the earlier of thirty days following the giving of the Notice of Termination, subject to extension pursuant to Section 1(n) hereof, or one day prior to the end of the Employment Period.

      11. Retirement. If, during the Employment Period, the Executive and the Company shall execute an agreement providing for the early retirement of the Executive from the Company, or the Executive shall otherwise give notice that he is voluntarily choosing to retire early from the Company, the Executive shall receive Accrued Benefits through the Termination Date; provided, that if the Executive's employment is terminated by the Executive for Good Reason or by the Company other than by reason of death, disability or Cause and the Executive also, in connection with such termination, elects voluntary early retirement, the Executive shall also be entitled to receive a Termination Payment pursuant to Section 8(a) hereof.

      12. Termination for Disability. If, during the Employment Period, as a result of the Executive's disability due to physical or mental illness or injury (regardless of whether such illness or injury is job-related), the Executive shall have been absent from the Executive's duties hereunder on a full-time basis for a period of 180 days during any 194-day period and, within thirty days after the Company notifies the Executive in writing that it intends to terminate the Executive's employment (which notice shall not constitute the Notice of Termination contemplated below), the Executive shall not have returned to the performance of the Executive's duties hereunder on a full-time basis, the Company may terminate the Executive's employment for purposes of this Agreement pursuant to a Notice of Termination given in accordance with Section 14 hereof. If the Executive's employment is terminated on account of the Executive's disability in accordance with this Section, the Executive shall receive Accrued Benefits in accordance with Section 9(a) hereof and shall remain eligible for all benefits provided by any long term disability programs of the Company in effect at the time of such termination.

      13. Stock Options. Following a Change in Control of the Company, all stock options held by the Executive as of the Effective Date (and not otherwise exercised) will become exercisable in full notwithstanding any percentage limitations on the exercise of the options and, notwithstanding any termination of the Executive's employment, shall remain exercisable for a period of not less than three months after the date of the Change in Control of the Company; provided, however, that no option shall be exercisable after the expiration date specified therefor in the applicable stock option agreement.

      14. Termination Notice and Procedure. Any Covered Termination by the Employer or the Executive (other than a termination of the Executive's employment referenced in the last sentence of Section 1(h) hereof) shall be communicated by written Notice of Termination to the Executive, if such Notice is given by the Company, and to the Company, if such Notice is given by the Executive, all in accordance with the following procedures and those set forth in Section 24 hereof:

      (a) If such termination is for disability, Cause or Good Reason, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination.

      (b) Any Notice of Termination by the Company shall have been approved, prior to the giving thereof to the Executive, by a resolution duly adopted by a majority of the directors of the Company (or any successor corporation) then in office.

      (c) The Executive shall have thirty days, or such longer period as the Company may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of the Executive's employment for Cause under this Agreement pursuant to Subsection 1(d)(iii) hereof.

      (d) The recipient of any Notice of Termination shall personally deliver or mail in accordance with Section 24 hereof written notice of any dispute relating to such Notice of Termination to the party giving such Notice within fifteen days after receipt thereof. After the expiration of such fifteen days, the contents of the Notice of Termination shall become final and not subject to dispute.

      15. Further Obligations of the Executive.

      (a)  Competition.  The Executive  agrees that, in the event of any Covered
Termination where the Executive is entitled to Accrued Benefits and the Termination Payment, the Executive shall not, during the balance of the Employment Period, without the prior written approval of the Company's Board of Directors, participate in the management of, be employed by, own or (other than as an employee of or partner in a law firm with not less than fifty attorneys) act as counsel for any business enterprise at a location within the United States that engages in substantial competition with the Company or its subsidiaries, where such enterprise's revenues from any printing services amount to 10% or more of such enterprise's net revenues and sales for its most recently completed fiscal year; provided, however, that nothing in this Section 15(a) shall prohibit the Executive from owning stock or other securities of a competitor amounting to less than five percent of the outstanding capital stock of such competitor.

      (b) Confidentiality. During and following the Executive's employment by the Employer, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Employer, except to the extent authorized in writing by the Board of Directors of the Company or required by any court or administrative agency, other than to an employee of the Employer or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Employer. Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of the Employer. All records, files, documents and materials, or copies thereof, relating to the business of the Employer which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Employer and shall be promptly returned to the Employer upon termination of employment with the Employer.

      16. Expenses and Interest. If, after the Effective Date, (i) a dispute arises with respect to the enforcement of the Executive's rights under this Agreement or (ii) any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof, in either case so long as the Executive is not acting in bad faith, the Executive shall recover from the Company any reasonable attorneys' fees and necessary costs and disbursements incurred as a result of such dispute, legal or arbitration proceeding ("Expenses"), and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at the rate of interest announced by Firstar Bank, N.A., Milwaukee, Wisconsin (or any successor bank thereto) from time to time as its prime or base lending rate from the date that payments to him should have been made under this Agreement. Within ten days after the Executive's written request therefor, the Company shall pay to the Executive, or such other person or entity as the Executive may designate in writing to the Company, the Executive's reasonable Expenses in advance of the final disposition or conclusion of any such dispute, legal or arbitration proceeding.

      17. Payment Obligations Absolute. The Company's obligation during and after the Employment Period to pay the Executive the amounts and to make the benefit and other arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else. Except as provided in Section 16 of this Agreement, all amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company will not seek to recover all or any part of such payment from the Executive, or from whomsoever may be entitled thereto, for any reason whatsoever.

      18. Successors. (a) If the Company sells, assigns or transfers all or substantially all of its business and assets to any Person or if the Company merges into or consolidates or otherwise combines (where the Company does not survive such combination) with any Person (any such event, a "Sale of Business"), then the Company shall assign all of its right, title and interest in this Agreement as of the date of such event to such Person, and the Company shall cause such Person, by written agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company. Failure of the Company to obtain such agreement prior to the effective date of such Sale of Business shall be a breach of this Agreement constituting "Good Reason" hereunder, except that for purposes of implementing the foregoing, the date upon which such Sale of Business becomes effective shall be deemed the Termination Date. In case of such assignment by the Company and of assumption and agreement by such Person, as used in this Agreement, "Company" shall thereafter mean such Person which executes and delivers the agreement provided for in this Section 18 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of, and be enforceable by, such Person. The Executive shall, in his discretion, be entitled to proceed against any or all of such Persons, any Person which theretofore was such a successor to the Company (as defined in the first paragraph of this Agreement) and the Company (as so defined) in any action to enforce any rights of the Executive hereunder. Except as provided in this Subsection, this Agreement shall not be assignable by the Company. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

      (b) This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive under Sections 7, 8, 9, 10, 11, 12 and 16 hereof if the Executive had lived shall be paid, in the event of the Executive's death, to the Executive's estate, heirs and representatives; provided, however, that the foregoing shall not be construed to modify any terms of any benefit plan of the Company, as such terms are in effect on the Effective Date, that expressly govern benefits under such plan in the event of the Executive's death.

      19. Severability. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

      20. Amendment. This Agreement may not be amended or modified at any time except by written instrument executed by a duly authorized officer of the Company (other than the Executive) on behalf of the Company and by the Executive.

      21. Withholding. The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that the amount so withheld shall not exceed the minimum amount required to be withheld by law. The Company shall be entitled to rely on an opinion of nationally recognized tax counsel if any question as to the amount or requirement of any such withholding shall arise.

      22. Certain Rules of Construction. No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement. Any provision of this Agreement which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Executive and an authorized representative of the Company.

      23. Governing Law; Resolution of Disputes. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin. Any dispute arising out of this Agreement shall, at the Executive's election, be determined by arbitration under the rules of the American Arbitration Association then in effect (in which case both parties shall be bound by the arbitration award) or by litigation. Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Menasha, Wisconsin or, at the Executive's election, if the Executive is no longer residing or working in the Menasha, Wisconsin metropolitan area, in the judicial district encompassing the city in which the Executive resides; provided, that, if the Executive is not then residing in the United States, the election of the Executive with respect to such venue shall be either Menasha, Wisconsin or in the judicial district encompassing that city in the United States among the thirty cities having the largest population (as determined by the most recent United States Census data available at the Termination Date) which is closest to the Executive's residence. The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

      24. Notice. Notices given pursuant to this Agreement shall be in writing and, except as otherwise provided by Section 14(c) hereof, shall be deemed given when actually received by the Executive or actually received by the Company's Secretary or any officer of the Company other than the Executive. If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to Banta Corporation, Attention: Secretary (or President, if the Executive is then Secretary), River Place, 225 Main Street, Menasha, WI 54952, or if to the Executive, at the address set forth below the Executive's signature to this Agreement, or to such other address as the party to be notified shall have theretofore given to the other party in writing.

      25. No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

      26. Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

      27. Prior Agreement(s). This Agreement shall supersede any and all prior Key Executive Employment and Severance Agreements among the parties hereto, which prior agreement(s) shall be of no further force or effect.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                       BANTA CORPORATION
(Corporate Seal)
                                       By ____________________________________
                                          Donald D. Belcher
                                          Chairman, President and
                                            Chief Executive Officer

                                       Attest:  ______________________________
                                                Gerald A. Henseler
                                                Executive Vice President
                                                  and Chief Financial Officer

                                       EXECUTIVE

                                       ---------------------------------------
                                       Ronald D. Kneezel